UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
September 28, 2006
ENCORE WIRE CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	0-20278	75-2274963

(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

1410 Millwood Road
McKinney, Texas		75069

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (972) 562-9473
(Former name, former address and former fiscal year, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1—Registrant’s Business and Operations
Item 1.01. Entry into a Materially Definitive Agreement
On September 28, 2006, Encore Wire Limited, a Texas limited partnership (the “Company”), an indirectly wholly-owned subsidiary of Encore Wire Corporation, a Delaware corporation (“Parent”), entered into a Master Note Purchase Agreement (the “Note Purchase Agreement”) with Metropolitan Life Insurance Company, Metlife Insurance Company of Connecticut and Great-West Life & Annuity Insurance Company (collectively referred to as the “Purchasers”), whereby the Company issued and sold $55.0 million of Floating Rate Senior Notes, Series 2006-A, due September 30, 2011 (the “Senior Notes”) to the Purchasers, and may issue and sell additional senior notes in series at either fixed or floating rates of interest up to an aggregate principal amount of $300,000,000.
The Senior Notes are unsecured and Parent and its subsidiaries are the guarantors of the indebtedness. The Senior Notes accrue interest at an adjusted LIBOR rate, meaning, for each interest period, the rate per annum equal to LIBOR for such interest period plus .60%. Interest on the Senior Notes will accrue quarterly beginning on September 28, 2006, and the Company will pay interest on March 30, June 30, September 30 and December 30 of each year until the Senior Notes mature on September 30, 2011. The Company may prepay some or all of the Senior Notes at any time or from time to time pursuant to the terms of the Note Purchase Agreement.
The Note Purchase Agreement contains covenants that will limit the ability of the Company, Parent or its subsidiaries to, among other things, consolidate with or merge with other entities, change the nature of its business, create, assume or incur liens (except for certain permitted liens), or convey, transfer, sell or lease assets. The Note Purchase Agreement also requires the Company and Parent to maintain certain financial ratios.
Events of default under the Note Purchase Agreement include but are not limited to (i) a default in the payment of principal of the Senior Notes or, following a period of 5 business days, of interest, (ii) a breach by the Parent or the Company of certain covenants or by the Company of any representations or warranties under the Note Purchase Agreement, or by any guarantor of any representations or warranties under its guaranty, (iii) any payment default or acceleration of indebtedness of the Company, any guarantor or any restricted subsidiary if the total amount of such indebtedness unpaid or accelerated exceeds $5 million, (iv) appointment of a custodian, receiver, or trustee for or events of bankruptcy, insolvency or liquidation involving the Company, any guarantor or any material subsidiary, and (v) a final judgment in excess of $5,000,000 against one or more of the Company, any guarantor and any restricted subsidiary, which is not stayed, bonded or discharged.
The proceeds of the Senior Notes will be used to repay a portion of the Company’s outstanding indebtedness under the Credit Agreement dated August 27, 2004 among Company, Bank of America, N.A., as administrative agent, and the lenders party thereto (as amended, supplemented, extended or modified from time to time).
The foregoing description of the Note Purchase Agreement is a general description only and is qualified in its entirety by reference to the Note Purchase Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Section 2—Financial Information
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
As set forth in Item 1.01 and incorporated herein by reference, on September 28, 2006, the Company entered into the Note Purchase Agreement, and incurred indebtedness in connection with the issuance of the Senior Notes in the initial principal amount of $55,000,000. With respect to each of the Senior Notes, unless otherwise stated, the Company relied upon exemptions contained in Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), to make such issuance. As such, the Senior Notes may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act.
Section 7—Regulation FD
Item 7.01. Regulation FD Disclosure
On September 28, 2006, Encore Wire Corporation issued a press release relating to the closing of the sale of the Senior Notes. A copy of this press release is furnished as Exhibit 99.1 to this report and is incorporated by reference herein.
Limitation on Incorporation by Reference:
In accordance with general instruction B.2 of Form 8-K, the information in this report, including exhibits, is furnished pursuant to Item 7.01 and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liability of that section.
Section 9—Financial Statements and Exhibits
Item 9.01. Financial Statements and Exhibits.
(c)	Exhibits.
10.1	Note Purchase Agreement, as effective September 28, 2006.

99.1	Press Release on September 28, 2006 announcing closing of Note Purchase Agreement.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENCORE WIRE CORPORATION
Date: September 28, 2006	By:	/s/ FRANK J. BILBAN
Frank J. Bilban, Vice President — Finance,
Chief Financial Officer, Treasurer and Secretary

INDEX TO EXHIBITS

Item	Exhibit

10.1	Note Purchase Agreement, as effective September 28, 2006.

99.1	Press Release on September 28, 2006 announcing closing of Note Purchase Agreement.